UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 8, 2008
ACE*COMM Corporation
(Exact name of registrant as specified in its charter)

Maryland	0-21059	52-1283030

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

704 Quince Orchard Road,
Gaithersburg, Maryland	20878

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 301-721-3000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Ariston Merger — Background
     As previously disclosed, on July 11, 2008, we entered into a merger agreement under which ACE*COMM Corporation would be acquired by Ariston Global Holding LLC through the merger of a newly-formed subsidiary of Ariston Global with and into ACE*COMM Corporation. The merger is subject to a number of conditions, principally the raising by Ariston of approximately $12 million of debt financing and approval of the merger agreement by ACE*COMM stockholders. We had filed a preliminary proxy statement with the SEC with respect to the merger on July 17, 2008.
Merger Financing Term Sheet
     On August 8, 2008, Ariston informed us that it had received and accepted a term sheet from BIA Digital Partners SBIC II LP under which BIA Digital Partners would invest up to $12 million principal amount in senior subordinated secured notes of Ariston to provide partial funding for the merger. The notes would be secured by a lien on all assets of Ariston. Ariston would have the right to solicit up to $4 million of debt or commitments concurrently with the issuance of the notes, which would reduce correspondingly the amount to be invested by BIA Digital Partners. The term sheet provides that the purchase of the notes is subject to certain conditions including completion of financial, legal and business due diligence, and a third-party financial review of Ariston and the company; certain equity financing being funded to Ariston, either from existing or new investors; no material adverse change in Ariston’s business or financial results having occurred; and final approval of BIA Digital Partners’s investment committee.
     Ariston has not yet obtained the additional financing and its obligation to complete the merger remains conditioned upon, among other things, obtaining the additional financing. Acceptance of this term sheet was sufficient to support a mailing of our proxy statement as discussed below. Ariston is required to use its commercially reasonable efforts to complete the transaction for the additional financing. Following the mailing of the proxy statement, if Ariston determines in good faith that it will likely be unable to obtain the additional financing by October 31, 2008, Ariston may terminate the merger agreement and, subject to limited exceptions, must pay us a termination fee of $400,000. Prior to mailing the proxy statement, both Ariston and we confirmed that rights to terminate the merger agreement for not obtaining an additional financing term sheet had expired.
Special Meeting of Stockholders
     ACE*COMM has scheduled a special meeting of its stockholders on September 15, 2008 to approve the merger agreement and the merger. Shareholders who held shares of common stock at the close of business on August 4, 2008, the record date for the special meeting, will be entitled to vote at the special meeting.
     We have filed and mailed the definitive proxy statement concerning the merger and the special meeting to stockholders.
     If Ariston successfully completes the raise of the additional financing as discussed above and the transaction is approved by stockholders, which cannot be assured, the merger is expected to be completed shortly following the stockholder meeting.

Additional Information About the Merger and Where to Find It
     In connection with the proposed transaction, we have filed a definitive proxy statement with the Securities and Exchange Commission. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by us with the SEC free of charge at the SEC’s website www.sec.gov. Copies of our SEC filings will also be available through our website at www.acecomm.com.
Interests of Participants in the Solicitation
     ACE*COMM and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from ACE*COMM stockholders in favor of the proposed transaction. Information regarding the interests of potential participants in the proxy solicitation is included in the definitive proxy statement that the company filed with the SEC in connection with the special meeting of its stockholders.
Forward-Looking Statements
     Except for historical information, the matters discussed in this Current Report include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval, the inability of Ariston to obtain necessary financing arrangements in connection with the merger or the failure to satisfy other conditions to the merger; ACE*COMM’s ability to adequately support its operations, and other risks detailed from time to time in ACE*COMM’s Reports on Form 10-K and 10-Q and other reports filed with the SEC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE*COMM CORPORATION
(Registrant)

Date: August 13, 2008

	By:	/s/ James W. Greenwell

Name: James W. Greenwell
Title: Chief Executive Officer and President